Supply Agreement

THIS SUPPLY AGREEMENT dated as of April 20, 2007 (this “Agreement”), by and between Alltrista Plastics Corporation d/b/a Jarden Plastic Solutions, an Indiana corporation with its principal place of business located at 1303 South Batesville Road, Greer, SC 29650-2750 (“Jarden Plastic Solutions”), and Innopump Inc., d/b/a Versadial, a Nevada corporation with its principal place of business located at 305 Madison Avenue, New York, NY 10165 (“Versadial”). Each of Jarden Plastic Solutions and Versadial is referred to herein as a “Party” and sometimes collectively as the “Parties”.

WHEREAS, Jarden Plastic Solutions is willing to sell Products to Versadial on the terms and conditions contained in this Agreement; and

WHEREAS, Versadial is willing to purchase 40MM and 49MM Dual Chambered Pumps including all versions, extensions, and/or product enhancements thereto (“40MM and 49MM Dual Chambered Pumps”), and to purchase other products as may be added to this Agreement by the mutual written agreement (together with the 40MM and 49MM Dual Chambered Pumps “Products”), each as described on Schedules A-D (“Schedules), upon the terms, provisions and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the covenants and agreements herein, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.	Manufacture/Purchase Requirements Contract.

(a)
During the Term (as hereinafter defined) of this Agreement, Versadial agrees to purchase from Jarden Plastic Solutions and Jarden Plastic Solutions agrees to sell to Versadial not less than 100,000,000 units in the aggregate of Versadial’s 40MM and 49MM Dual Chambered Pumps, which shall be produced using the injection molding tooling and automation equipment referred to on Schedule A-D (the “Equipment”) and similar products as are developed under this Agreement. During the Term (as hereinafter defined) of this Agreement, Jarden Plastic Solutions shall have first right of refusal for any future additional tooling for the 40MM and 49MM Dual Chambered Pumps. This right of first refusal shall be subject to the same criteria with respect to timing and terms as the criteria for the right of first refusal set forth in Section 8(a)(ii) hereof. Jarden Plastic Solutions shall also sell to Versadial such other Products as may be mutually agreed upon in writing from time to time by Versadial and Jarden Plastic Solutions. Versadial agrees to place orders of not less then One Hundred Million (100,000,000) units in the aggregate of the 40MM and 49 MM Dual Chambered Pumps (the “Minimum”) during the Term of this Agreement, subject to the manufacturing capacity of Jarden Plastic Solutions to meet that level of production. Jarden Plastic Solutions hereby represents and warrants to Versadial that Jarden Plastic Solutions shall be able to manufacture, in accordance with the specifications and using the tooling and automation equipment referred to on Schedules A-D, not less than 100,000,000 Million units in the aggregate of the 40 MM and 49 MM Dual Chambered Pumps over the Term so that it will satisfy the Minimum and 20,000,000 units in the aggregate of the 40 MM and 49 MM Dual Chambered Pumps annually during each rolling twelve (12) month period commencing one (1) year after the date hereof (the “Monthly Minimum”).

(b)
Versadial shall be deemed to have satisfied its obligation to place an order, if it places purchase orders (each a “Purchase Order”) for units within the scheduled manufacturing capacity not less than 30 days in advance of the delivery date of the order. All purchase orders from Versadial which comply with the immediately preceding sentence (i.e. are within the scheduled manufacturing capacity) shall be accepted by Jarden Plastic Solutions.

2.	Price, Invoices and Payment Terms.

(a)
Price -The prices for Products is determined as specified on the Schedule A-D and are exclusive of any and all taxes whatsoever, whether sales, use, excise or other, whether or not same are set forth separately on invoice to Versadial; provided no invoice shall include taxes in the nature of income taxes or franchise taxes. If Jarden Plastic Solutions shall subsequently be required to pay any such taxes relating to the production, sale or transportation of the Products (other than income taxes or franchise taxes attributable to Jarden), Versadial will reimburse Jarden Plastic Solutions for such taxes; provided that if any such taxes paid are subsequently refunded, Jarden Plastic Solutions shall pay to Versadial the amount of any such refund. If any of the Products are imported into any other country by Versadial, Versadial will be responsible for all legal, regulatory and administrative requirements associated with any exportation and the payment of all associated duties, taxes and fees. Prices may increase or decrease from those set forth in Schedule A-D; provided that any such increase or decrease will only be made if there has been an actual change in the cost of any of the components included therein (such changes limited to the cost of the items on Schedule E, which sets forth the base unit cost of materials, labor, and power included in the component prices set forth on Schedules A-D), which has actually been incurred by Jarden Plastic Solutions, based upon its third party arm’s length arrangements with the vendors of such materials. Any such price increase or decrease, if applicable, shall be made once every six (6) months. Subject to the foregoing, any such increase shall be on not less than thirty (30) days prior written notice from Jarden Plastic Solutions to Versadial, which notice shall set forth the amount of any such price increase and such other information as Versadial may reasonably request in order to permit Versadial to verify and audit such price change. Notwithstanding that prices are only subject to change every six (6) months (as aforesaid), should a catastrophic event occur which effects the then current price of resins or the particular component parts set forth on Schedules A-E (a “Catastrophic Price Event”), resulting in a price increase or decrease by ten percent (10%) or more, upon not less ten (10) days prior written notice, from Jarden Plastic Solutions to Versadial, the price of the resins or effected component shall be increased or decreased. Any price increase or decrease, other than purchased components, shall be limited to the actual increase or decrease in the component of the aggregate price that has increased or decreased multiplied by the margin factor illustrated on Schedule F attached hereto. With respect to purchased components, any price increase or decrease shall be limited to the actual increase or decrease in the component of the aggregate price that has increased or decreased. Schedule E attachment shows the current purchase costs of such components. If the audit by Versadial results in a difference of opinion as to the proposed price increase, the Parties shall attempt for a period of ten (10) days to resolve the difference. If the difference cannot be resolved within such ten (10) day period, it shall be submitted to binding arbitration pursuant to Section 31 hereof. Any such price increase that is being audited shall not be effective, except as provided in the immediately following sentence. The price increase or decrease shall go into effect thirty (30) days after such ten (10) day period, if an arbitration ensues and the arbitration is not concluded within such thirty (30) day period. If as a result of the arbitration it is determined that the price increase was or decrease was greater than appropriate under the terms hereof, the Party that received the excess increase or decrease shall pay to the other Party hereto, that amount of such excess together with interest thereon, at a rate equal to seven percent (7%) per annum (calculated on the basis of a year of twelve (12) months of thirty (30) days) from the date the increase or decrease went into effect until such excess is paid in full.

(b)
Invoices - Jarden Plastic Solutions shall invoice Versadial when Products are shipped from Jarden Plastic Solution’s manufacturing facility FOB, to Versadial’s customers or pursuant to Versadial’s direction. All payments by Versadial on invoices shall be due forty-five (45) days following receipt of Jarden Plastic Solutions’ invoice, except for any invoice or portion thereof that Versadial is disputing in good faith. Should Versadial fail to pay the undisputed portion of any invoice within forty-five (45) days of the date of the invoice, then Jarden Plastic Solutions shall, in addition to and without prejudice to any other remedies available to Jarden Plastic Solutions under the Agreement, Versadial shall pay interest at the rate of 1.0% per month on any undisputed unpaid portion of an invoice that is not paid when due (prorated for any portion thereof, if less then a month).

(c)
Indemnification and Other Payments - All other payments hereunder (regardless of the Party making the payment), inclusive of rebates, refunds and indemnification shall be made thirty (30) days following written presentation of the applicable claim. If the payment is not received within such thirty (30) day period, in addition to and without prejudice to any other remedies available to the Party making the claim, the other Party shall pay interest at the rate of 1.0% per month of the an amount of the claim (prorated for any portion thereof, if less than a month). All payments between the Parties under this Agreement shall be made in U.S. dollars.

(d)
Versadial agrees to establish a “Lock Box” or similar secure, segregated account (“Lock Box”) with a third party bank or other third party custodian reasonably acceptable to Jarden Plastic Solutions, which Lock Box shall be governed by the terms of a separate agreement (the “Lock Box Agreement”), reasonably acceptable to Jarden Plastic Solutions (which shall be a third party beneficiary thereto), to be entered into by and between Versadial and the custodian of the Lock Box. The Lock Box Agreement will terminate immediately when Versadial has paid all amounts owing under the separate Amortization Agreement between Versadial and Jarden Plastic Solutions in the form of Exhibit 1 attached hereto (the “Amortization Agreement”). Versadial shall direct all customers to whom it sells any of the Products or goods which incorporate the Products to remit all payments due from such customers that specifically relate to the Products or goods which incorporate the Products directly to the Lock Box. Versadial agrees, and the Lock Box Agreement shall provide, that any amounts held in the Lock Box shall be paid (i) first, to Jarden Plastic Solutions in respect of any amounts currently due to it pursuant to this Agreement for the applicable Products for which the payment relates, and (ii) second, only after all amounts then due and payable to Jarden Plastic Solutions pursuant to clause (i) have been so paid, to Versadial. Subject to the consent of Versadial’s senior lender (which consent may or may not be given), Versadial hereby agrees to grant Jarden Plastic Solutions a first priority security interest in the contents of the Lock Box and to execute such further documents and take such further actions as Jarden Plastic Solutions may reasonably request in order to record and perfect such security interest. The security interest shall terminate when all amounts due by Versadial pursuant to the Amortization Agreement have been paid, whereupon Jarden Plastic Solutions shall execute such documents and take such actions as Versadial may reasonably request in order to evidence the termination of such security interest. Versadial also agrees to provide Jarden Plastic Solutions access to its invoices and other payment and billing records as it may reasonably request in order to verify the determination and allocation of amounts distributed from the Lock Box.

3.	Specifications/Non-Conforming Goods.

(a)
Jarden Plastic Solutions represents and warrants that all Products produced by Jarden Plastic Solutions under this Agreement shall conform to their respective Specifications as set forth in Exhibit A hereto (the “Specifications”).

(b)
Subject to Versadial’s termination rights set forth in Section 8 hereof, Versadial’s sole remedy for non-conforming Products or goods which incorporate the Products (i.e. do not conform to the Specifications) shall be to receive a credit for each nonconforming Product. Notwithstanding the foregoing, if such non-conformance is due to the gross negligence or willful misconduct of Jarden Plastic Solutions, Versadial shall retain, and be able to exercise, all of its rights and remedies hereunder, and under law and in equity, with respect to such non-conformance. Versadial shall dispose of non-conforming Product at the sole cost and expense of Jarden Plastic Solutions, and, at Jarden Plastic Solutions’ request and, at its cost and expense, shall ship to Jarden Plastic Solutions some or all non-conforming Products and goods for inspection by Jarden Plastic Solutions.

4.
Forecasts. Versadial will provide good faith forecasts to Jarden Plastic Solutions at the beginning of each of calendar quarter during the Term for each Product. Forecasts by Versadial are for Jarden Plastic Solutions’ planning purposes only and shall not be deemed to be a binding commitment of Versadial and/or its affiliates.

5.	Order Procedure.

(a)
Versadial shall place orders for Products to be supplied under this Agreement using a Purchase Order, specifying the quantity of each type of Product ordered and the requested delivery date. As specified above, Jarden Plastic Solutions shall accept all order for Products that are within the schedule capacity of Jarden Plastic Solutions and which have not less than a thirty (30) day lead time. Unless specified otherwise in any Purchase Order, FOB Jarden Plastic Solutions manufacturing facility shall have the meaning ascribed to it in Incoterms 2000.

(b)
Termination of Purchase Orders - Accepted purchase orders, are not subject to termination or modification, unless they can reasonably be replaced at no additional cost to Jarden Plastic Solutions or Versadial, depending upon which Party purports to terminate the purchase orders.

6.	Shipment, Delivery and Title.

(a)
The Products shall be delivered to Versadial and title to the Products shall pass to Versadial FOB Jarden Plastic Solutions’ manufacturing facility located at Reedsville, PA. After two (2) years after the date hereof, Jarden Plastic Solutions may change the manufacturing facility to one of its other manufacturing facilities in the continental United States, unless Jarden Plastic Solutions sells the manufacturing facility located at Reedsville, PA prior to such two (2) year period or there is a catastrophic event at such facility which results in such damage or destruction to such facility to render such facility incapable of allowing Jarden Plastic Solutions to fulfill its obligation hereunder from such facility, in which case the change may occur earlier, subject to the conditions specified in this Section 6(a). Any such change to a new manufacturing facility shall be subject to the following: (i) Jarden Plastic Solutions shall furnish Versadial with not less than ninety (90) days prior written notice of such change whenever practicable, (ii) the new manufacturing facility (x) shall be of comparable quality to the then existing manufacturing facility, shall be cGMP complaint and shall have FDA regulation in effect and (y) shall permit Jarden Plastic Solutions to satisfy all of its obligations and agreements hereunder; (iii) shall be at no additional cost or expense to Versadial and Jarden Plastic Solutions shall pay for all additional costs and expenses incurred by Versadial in connection with the move (including, without limitation, all actual costs of the move itself); (iv) shall not result in the manufacturing process being down or not fully operative for a period of more than four (4) weeks; and (v) Jarden Plastic Solutions shall satisfy all accepted Purchase Orders received in accordance with the terms hereof prior to the date of the move from the then existing manufacturing facility in accordance with the terms hereof.

(b)
Title to the Products shall pass to Versadial as specified in Section 6(a) above. If certain of the Product(s) ordered are destroyed prior to title passing to Versadial, Jarden Plastic Solutions shall have the right to require delivery of the goods not destroyed or damaged; provided that Versadial’s customer whose order has been destroyed or damaged will accept a partial shipment. Risk of loss to the Products shall remain with Jarden Plastic Solutions until title to the Products passes to Versadial.

(c)
If all or any portion of an order is not delivered on the delivery date(s) acknowledged in the relevant Purchase Order, Versadial may require Jarden Plastic Solutions to ship the order via premium means (such as air freight) at Jarden Plastic Solution’s expense.

(d)	Delivery - If no delivery schedule is specified, the order shall be filled promptly.

7.
Inspection at Destination/Rejection of Shipment. Versadial or its customer shall inspect all Products upon delivery of the Products to Versadial’s customer or specified in the applicable purchase order. If Products are not rejected within fourteen (14) days of receipt they shall be deemed accepted. Acceptance of Products shall be conclusive except as regards latent defects, or fraud, gross negligence or willful misconduct on the part of Jarden Plastic Solutions which amounts to fraud. Without limiting Versadial’s rights or remedies for latent defects in Products and/or fraud (including, without limitation, with respect to matters of products liability), all such rights and remedies being hereby reserved, Jarden Plastic Solutions shall be responsible for all of all reasonable costs and expenses of returning any such non-conforming Products.

8.	Term and Termination.

(a)	Term - This Agreement shall commence on the date first above written.

(i)
Unless terminated earlier as provided herein, this Agreement shall expire on the fifth anniversary of the date first of this Agreement (the “Term”). Notwithstanding the foregoing, if at the end of the fifth anniversary of the date hereof, Versadial has not issued Purchase Orders that meet the criteria described in Section 1(a) for the Minimum , the Term of this Agreement shall be extended until Versadial has issued such Purchase Orders for the Minimum.

(ii)
Provided that no Party is in material default of its obligations hereunder and the Agreement is still in effect, the Parties agree that at the expiration of the Term of this Agreement, the Parties shall negotiate in good faith a renewal of this Agreement. To the extent Versadial and Jarden Plastic Solutions do not agree on the terms of any such renewal, Versadial shall solicit other bids for the manufacture of the Products from third parties, subject to a right of first refusal in favor of Jarden Plastic Solutions. Prior to entering into any agreement with a third party, pursuant to the right of first refusal in favor of Jarden Plastic Solutions, Versadial shall provide all of the material terms of the third party offer it intends to accept writing to Jarden Plastic Solutions. Jarden Plastic Solutions shall have thirty (30) days after receipt of written notice of the material terms to accept such terms of the third party offer as its agreement with Versadial by giving written notice to Versadial within such thirty (30) day period. If Jarden Plastic Solutions fails to give notice of acceptance within such thirty (30) day period, this right of first refusal will be deemed to have expired and Versadial shall be free to enter into the agreement with the third party.

(b)	Termination - This Agreement may be terminated as follows:

(i)	This Agreement shall be terminable immediately, upon written notice by the Party terminating this Agreement (the “Terminating Party”) to the other Party hereto:

(A)
If the other Party (the “Non-Terminating Party”) dissolves or institutes proceeding seeking relief under a bankruptcy code or similar law, or consents to the filing against it of any petition for the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or any similar official) over such Non-Terminating Party or all or substantially all of its assets, or permits any such proceeding to remain undismissed for a period of forty five (45) days or more, or makes an assignment for the benefit of creditors, or admits in writing its inability to pay its debts as they become due, or takes any action in furtherance of the foregoing; or

(B)
Upon any default by the Non-Terminating Party under this Agreement of any material covenant, provision or agreement set forth herein to be performed or observed by the other party hereto (including, without limitation, any payment obligation of a party hereunder), if such default is or cannot be cured by the defaulting Party within thirty (30) days of receipt of written notice from the Terminating Party of the default specifying in detail the nature of the default, or such longer period of time.

(ii)
This Agreement may be terminated immediately by Jarden Plastic Solutions if the Specifications for any Product are determined by a court of competent jurisdiction to infringe upon any statutory or common law patent, copyright, trademark or other intellectual property right of any person, entity, or party or if the Products or Specifications are determined by a court of competent jurisdiction to violate any applicable law.

(iii)
In addition to the other grounds for termination by Versadial set forth in this Section 8, this Agreement may be terminated at any time by Versadial in accordance with this Section 8(iii), upon thirty (30) days prior written notice from Versadial to Jarden Plastic Solutions without any grounds or reason; provided that Versadial shall (x) reimburse Jarden Plastic Solutions for all amounts owing and unpaid by Versadial hereunder through the date of termination, (y) pay all amounts remaining to be paid under the Amortization Agreement and (z) pay a penalty to Jarden Plastic Solutions, based upon when the termination occurs, as follows:

(A) Prior to the end of year one of this Agreement	$2,500,000

(B) After year one but prior to the end of year two of this Agreement	$1,600,000

(C) After year two but prior to the end of year three of this Agreement	$1,000,000

(D) After year three but prior to the end of year four of this Agreement	$500,000

The amount owing under clauses (x), (y) and (z) shall be placed by Versadial with a mutually agreed to third party escrow agent who shall be directed to release the funds from escrow concurrently with the return of the Equipment by Jarden Plastic Solutions to Versadial (or as directed by Versadial), in good working condition, subject to normal wear and tear, and free and clear of any and all liens, mortgages, security interests or other encumbrances of any nature whatsoever. The penalty set forth in this Section 8(b)(iii) shall not be applicable to the termination of this Agreement for any other reason whatsoever and/or pursuant to any other provision of this Agreement.

(iv)
This Agreement may be terminated upon written notice from Versadial to Jarden Plastic Solutions if Jarden Plastic Solutions fails to deliver injection molded parts at a level of eighty-five percent (85%) of the Annual Minimum number of parts in any rolling year starting twelve (12) months after the date of this Agreement; provided that Versadial orders at least the Monthly Minimum in each month of such rolling year.

(v)
Versadial may terminate this Agreement as to the assembly process only, and move the assembly process from Jarden Plastic Solutions facility if Jarden Plastic Solutions fails to assemble 85% of the Annual Minimum number of final assemblies in any rolling year starting twelve (12) months after the date of this Agreement; provided that Versadial orders at least the Monthly Minimum in each month of such rolling year.

(c)
Effects of Termination - In the event that Jarden Plastic Solutions terminates this Agreement pursuant to Sections 8(b)(i)(A), 8(b)(i)(B) or 8(b)(ii) or Versadial terminates this Agreement pursuant to Sections 8(b)(i)(A) or 8(b)(i)(B), in addition to all rights the Terminating Party has under this Agreement, the Terminating Party shall have the right to exercise any and all rights and remedies available to it at law or in equity. If this Agreement is terminated by Versadial pursuant to Sections 8(b)(iv) or 8(b)(v), (x) Versadial shall promptly pay Jarden Plastic Solutions for all amounts due and owing to Jarden Plastic Solutions as of the date of termination, (y) subject to compliance by Jarden Plastic Solutions with clause (z) of this sentence, Versadial shall continue to remain obligated for any amounts owing under the Amortization Agreement which shall be paid as an when Products are manufactured for Versadial, and (z) concurrently with such termination (at the cost and expense of Jarden Plastic Solutions), Jarden Plastic Solutions shall deliver the Equipment to Versadial (or as directed by Versadial) in good working condition, subject to normal wear and tear and free and clear of any and all liens, mortgages, security interests or other encumbrances of any nature whatsoever; provided that with respect to a termination pursuant to Section 8(b)(v), the Equipment to be returned shall be limited to the assembly tables. All rights and remedies described herein are cumulative and the election of one remedy shall not preclude another.

(d)
Surviving Obligations. The termination of this Agreement or expiration of this Agreement shall not affect any other rights of either Party which may have accrued up to the date of such termination or expiration, relieve either Party of its obligations which remain to be paid or to be performed as of such to termination or expiration of this Agreement. Notwithstanding the termination or the expiration of this Agreement, the obligations of the Parties set forth in Sections 8, 9, 11(b), 11(c), 11(d), 14, 15, 17, 19, 20, 23, 28, 29, 30, 31 and 32, shall continue in full force and effect.

(e)
Upon payment of all amounts required to be paid pursuant to the Amortization Agreement, all right, title and interest in and to the Equipment shall automatically be transferred to Versadial free and clear of any and all liens, mortgages, security interests or other encumbrances of any nature whatsoever, and Jarden Plastic Solutions shall take all such actions in furtherance of such transfer of the Equipment to Versadial (as aforesaid), as Versadial shall reasonably request.

9.	Representations and Warranties.

(a)
Mutual Representations and Warranties. Each of the Parties hereby represents and warrants this Agreement is a legal and valid obligation binding upon such Party and enforceable in accordance with its terms; the execution, delivery and performance of each this Agreement by such Party does not conflict with any material agreement, instrument or understanding, oral or written, to which it is a Party or by which it is bound; this Agreement does not violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it; and the Party is validly organized, in good standing, and licensed to conduct business in each jurisdiction in which the failure to do so would have a material adverse effect on such Party; and such Party does not need to obtain any third party consents in order to perform its obligations hereunder.

(b)
Product Warranty. Jarden Plastic Solutions warrants that Product(s) shall (i) be of good and merchantable quality and fit for the purpose for which they are intended, and (ii) be free from all defects (latent or otherwise) in material and workmanship, (iii) be free and clear of any and all liens, security interests and other adverse claim against title and possession and (iv) be provided to Versadial new; and (v) will conform in all respects to the Specifications.

10.
Design Work for Future Products. Versadial will offer to Jarden Plastic Solutions any packaging product design and development projects that involve injection molding processes undertaken related to the Products during the Term of this Agreement concurrently with offering the work to any other entity or person. If Versadial elects to solicit other bids on such work, Versadial shall present the written third party offer it intends to accept in its entirety on a right of first refusal basis to Jarden Plastic Solutions. Jarden Plastic Solutions shall have ten (10) days to accept the work on the terms of the third party offer by giving written notice to Versadial. If Jarden Plastic Solutions fails to give notice of acceptance in a timely manner, the right of first refusal for such project will be deemed to have expired.

11.	Intellectual Property Ownership and Rights.

(a)
Grant of License. Versadial hereby grants to Jarden Plastic Solutions a limited, non-assignable and non-transferable license to use the Patents set forth on Schedule G attached hereto in the United States, during the Term, in connection with the manufacture of the Products and for no other purpose whatsoever. The scope of such license is strictly limited as provided herein and may not be assigned, transferred by Jarden Plastic Solutions nor may Jarden Plastic Solutions enter into sub-license with respect thereto. This license shall terminate upon the termination of this Agreement for any reason whatsoever.

(b)
Right to Patent. Versadial represents and warrants that it has the exclusive worldwide right, as, licensor to grant the license provided for in Section 11(a) and the Patent does not violate or infringe the right of any third party.

(c)
Jarden Plastic Solutions shall own the worldwide right, title and interest in and to all ideas, processes, trademarks, service marks, inventories, designs, technologies, computer hardware and software, original works of authorship, formulas, discoveries, patents, copyrights, copyrightable work product and other intellectual property, conceived of, developed or created by Jarden Plastic Solutions or Versadial during the Term hereof (the “New Intellectual Property”) which in any way relates to any manufacturing process similar to the manufacturing process for the injection molding components of the Products.

(d)
Versadial shall own the worldwide right, title and interest in and to all New Intellectual Property, conceived of, developed or created by Jarden Plastic Solutions or Versadial during the Term which in any way relates to the Products including tooling, drawings, and molds (other than the manufacturing process of the injunction molding components). Jarden Plastic Solutions expressly waives any right, title or interest that it may have in and to the drawings for the molds and the tooling and acknowledges that such drawings are the sole and exclusive property of Versadial.

12.
Agreement to License. It is a condition precedent to Jarden Plastic Solutions’ obligations hereunder that Versadial shall cause Gerhard Brugger (“Brugger”) to enter into an Agreement (“Agreement to License”) with Jarden Plastic Solutions substantially similar to the form annexed hereto as Exhibit B and made a part hereof or in a form acceptable to Jarden Plastic Solutions within thirty (30) days of execution hereof.

13.
Force Majeure. Except for the obligation to pay for the Products, neither Party hereto shall lose any rights hereunder or be liable for its failure to perform hereunder, in whole or in part, due to contingencies beyond its reasonable control, including strikes, riots, war, fire, explosions, flood, embargo, lockout, acts of God, injunctions, and compliance with any law, regulation or order, whether or not valid, of the United States of America or any governmental body or any instrumentality thereof, whether now existing or hereto created (an “Event of Force Majeure”); provided, however, that the Parties shall use reasonable best efforts to continue to meet their obligations for the duration of the force majeure condition and shall use its best efforts to remedy the Event of Force Majeure; and provided further, that the Party declaring force majeure shall notify the other Party promptly in writing of the commencement of the condition, the nature, and the termination of the force majeure condition. Notwithstanding the foregoing, in no event shall either Party be required to settle any labor dispute or disturbance.

14.	Confidentiality.

(a)
Each Party shall not, directly or indirectly, under any circumstance: (i) disclose to any other Person any Confidential Information of the other Party hereto; (ii) act or fail to act so as to impair the confidential or proprietary nature of any such Confidential Information; or (iii) offer or agree to, or cause or assist in the inception or continuation of, any such disclosure or impairment of any such Confidential Information. All Confidential Information is and shall remain the sole and exclusive property of the party disclosing the same the “Disclosing Party” and the receiving party (the “Receiving Party”) shall not be deemed to be a licensee of any such Confidential Information. Notwithstanding the foregoing, subject to compliance with Section 14(b) hereof, a Receiving Party shall be entitled to disclose Confidential Information pursuant to applicable law, governmental regulation or rule or securities exchange rule, court order, subpoena or similar judicial or regulatory process. For purposes hereof, the term “Confidential Information” shall mean any and all of the following (regardless of the medium in which maintained or stored); confidential or proprietary information or material that is not in the public domain about or relating to any aspect of the transactions contemplated hereby or any trade secrets relating to the business and/or operations of either Versadial or Jarden Plastic Solutions, as the case may be, or that is designated in writing as confidential at the time of disclosure, including, without limitation, financial information and projections, research and development plans or projects; data and reports; intellectual property strategies, the status of any applications for patents, trademarks, tradenames, service marks, service names, copyrights and other intellectual property rights; computer materials such as programs, instructions, source codes, object codes and printouts; formulas; recipes; design concepts, product-testing information; business improvements; processes; manufacturing processes; marketing and selling strategies; strategic business plans (whether pursued or not); budgets; licenses; pricing, pricing strategy and cost data; information regarding employees; the identities of customers and potential customers; the identities of contact persons at customers and potential customers; pricing; sales terms; service plans, methods, practices, and strategies; forecasts, know-how and other marketing techniques; the identities of key accounts; the identities of suppliers and contractors, and all information about those supplier and contractor relationships such as contact person(s), pricing and other terms; and the terms of contracts or agreements. For purposes hereof, Confidential Information shall not include information that (i) is publicly known at the time of its disclosure or becomes publicly known through no fault of the Receiving Party; (ii) is lawfully received by the Receiving Party from a third party, which to the knowledge of the Receiving Party is not bound by a confidential relationship or a confidentiality agreement with the Disclosing Party; or (iii) was already known by the Receiving Party hereto prior to its receipt of the information from the other Party hereto.

(b)
If the Receiving Party is required to disclose any Confidential Information pursuant to any applicable law, governmental rule or regulation, court order, subpoena or similar judicial or regulatory process, before making any disclosure the Receiving Party shall (i) give the Disclosing Party prompt written notice of the intended disclosure, whenever practicable and legally permissible, and (ii) to the extent practicable, cooperate with the Disclosing Party, at the Disclosing Party’s cost and expense, if the disclosing Party seeks a protective order or other appropriate remedy. In the event a protective order is not obtained, or the disclosing Party waives compliance with the provisions of Section 14, the Receiving Party intending to make the disclosure shall disclose only that portion of the Confidential Information which such the Receiving Party is advised by legal counsel is legally required to be disclosed.

(c)
Each of the Parties acknowledges the importance of its obligations pursuant to this Section 14 to the business and financial condition of the other Party hereto and that the breach by such Party of this Section 14 will likely cause the other Party irreparable harm and damages which would not be easily calculable, and if calculable, would not provide an adequate remedy. Therefore, the Parties agree that the non-breaching Party (in addition to its other rights and remedies it may have at law or in equity, all of which shall be cumulative), shall be entitled to seek injunctive or other equitable relief (without being required to post a bond or other security or to establish irreparable harm) in respect of any breach or threatened breach of any provision of this Section 14.

15.
LIMITATION OF LIABILITY. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR INCIDENTAL, INDIRECT, SPECIAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES, INCLUDING, WITHOUT LIMITATION, LOST PROFITS REGARDLESS OF WHETHER A PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.

16.	Insurance.

(a)
During the Term, Jarden Plastic Solutions shall, at its cost, at all times maintain standard occurrence product warranty insurance with respect to the Jarden Plastic Solutions Products, from insurance carriers of recognized financial standing, providing liability coverage of $5,000,000 in the aggregate and $1,000,000 per occurrence subject to such deductibles, as are customary in the industry. Versadial shall be named as an additional insured on such insurance and the policy may not be amended unless Versadial is given not less than thirty (30) days prior written notice.

(b)
During the Term, Versadial shall, at its cost, at all times maintain standard occurrence product warranty insurance with respect to the Versadial Products, from insurance carriers of recognized financial standing, providing liability coverage of $5,000,000 in the aggregate and $1,000,000 per occurrence subject to such deductibles, as are customary in the industry. Jarden Plastic Solutions shall be named as an additional insured on such insurance and the policy may not be amended unless Jarden Plastic Solutions is given not less than thirty (30) days prior written notice.

17.	Indemnification.

(a)
Indemnification by Jarden Plastic Solutions. Jarden Plastic Solutions does hereby agree to save, protect, defend, indemnify Versadial and its shareholders, parent, officers, directors, employees, agents, affiliates and representatives and their respective successors and assignors (each and “Versadial Indemnified Person”), and to hold harmless each Versadial Indemnified Person from and against any and all costs, losses, liabilities, claims, actions, suits, damages and expenses (including, without limitation, reasonable attorneys’ fees and expenses) (collectively, the “Losses”) which any Versadial Indemnified Person may incur or be obligated to pay, or for which they or any of them may become liable or be compelled to pay in any action, suit, claim or proceeding against any Versadial Indemnified Person, arising from, based upon or relating to (a) breach or default in the performance or observance of any material obligation, agreement or covenant of Jarden Plastic Solutions set forth in this Agreement on the part of Jarden Plastic Solutions to be observed or performed, (b) any breach of any representation or warranty made by Jarden Plastic Solutions set forth in this Agreement, (c) any act or omission to act which constitutes gross negligence or willful misconduct on the part of Jarden Plastic Solutions or any of Jarden’s Specialty Plastics agents, contractors or employees with respect to the matters covered by this Agreement, and (d) any product warranty claim which is, in whole or in part, that relates to or based upon a claim or assertion that the Products did not conform to the Specifications. In case any action, suit or other proceeding is brought against Versadial Indemnified Person for which indemnification is sought hereunder, Jarden Plastic Solutions, or within notice from Versadial, shall defend the same at Jarden’s Specialty Plastics sole cost and expense by legal counsel reasonably satisfactory to Versadial. Jarden Plastic Solutions shall not settle any such claim, action, suit or other proceeding, unless as a part thereof Versadial and each applicable Versadial Indemnified Person receives a complete release with respect to the claims for which indemnification have been provided.

(b)
Indemnification by Versadial. Versadial does hereby agree to save, protect, defend indemnify and hold Jarden Plastic Solutions and its shareholders, parent, officers, directors, employees, agents, affiliates and representatives and their respective successors and assigns, (and a “Jarden Plastic Solutions Indemnified Person”) and to hold harmless each such Jarden Plastic Solutions Indemnified Person from and against any and all Losses, which Jarden Plastic Solutions Person may incur or be obligated to pay, or for which they or any of them may become liable or be compelled to pay in any action, claim or proceeding against them or any of them, arising from, based upon or relating to (a) any claim by a third Party that Jarden’s Specialty Plastics use of the Intellectual Property in accordance with the terms of this Agreement has resulted in an infringement of such third party’s rights, (b) a breach or default by Versadial in the performance or observance of any material obligation, agreement or covenant of Versadial set forth in this Agreement on the part of Versadial to be observed or performed, (c) any breach by Versadial of any representation or warranty made by Versadial set forth in this Agreement and (d) any product warranty claim which does not relate to or is not based upon an allegation or claim that the Products do not conform to the Specifications. In case any action, suit or other proceeding is brought against any Jarden Plastic Solutions Indemnified Person for which indemnification is sought hereunder, Versadial, on written notice from Jarden Plastic Solutions, shall defend the same at Versadial’s expense by legal counsel reasonably satisfactory to Jarden Plastic Solutions. Versadial shall not settle any such claim, action, suit or other proceeding, unless as a part thereof Jarden Plastic Solutions and each Jarden Plastic Solutions Indemnified Person receives a complete release with respect to the claims for which indemnification have been provided.

18.
Notice. Any notice required to be given by the Agreement shall be in writing and sent by overnight courier, e.g., FedEx, (overnight delivery or the earliest delivery shall be specified) or by facsimile (with confirmation of receipt) to the persons identified below.

Jarden Plastic Solutions	Versadial
Attn: John Bailey	Attn: Karen Nazzareno
1303 South Batesville Road	305 Madison Avenue
Greer, SC 29650-2750	New York, NY 10165
Tel: (864) 879-8101	Tel:

With a copy to:	With a copy to:

Jarden Corporation Attn: Senior Vice President & General Counsel 2381Executive Center Drive Boca Raton, FL 33431 Fax (561) 912-4224	Baker & McKenzie LLP 1114 Avenue of the Americas New York, NY 10036 Attn: Martin Eric Weisberg, Esq. Fax: (212) 310-8756

19.
Expenses. Except as otherwise expressly provided in this Agreement, each Party shall pay its/his own cost and expenses (including, without limitation, attorneys’ fees and expenses) incurred in connection with the preparation and negotiation of this Agreement and the consummation of the transactions contemplated hereby.

20.
Waiver. Any waiver by a Party of any breach of or failure to comply with any provision or condition of this Agreement by the other Party shall not be construed as, or constitute, a continuing waiver of such provision or condition, or a waiver of any other breach of, or failure to comply with, any other provision or condition of this Agreement, any such waiver to be limited to the specific matter and instance for which it is given. No waiver of any such breach or failure or of any provision or condition of this Agreement shall be effective unless in a written instrument signed by the Party granting the waiver. No failure or delay by either Party to enforce or exercise its rights hereunder shall be deemed a waiver hereof, nor shall any single or partial exercise of any such right or any abandonment or discontinuance of steps to enforce such rights, preclude any other or further exercise thereof, at any time whatsoever.

21.
Publicity. Versadial and Jarden Plastic Solutions shall jointly plan and coordinate all press releases and notices to third parties and all other publicity concerning this Agreement and the transactions contemplated hereby.

22.
Severability. The Parties agree that should any provision of this Agreement be held to be invalid, illegal or unenforceable in any jurisdiction by a court of competent jurisdiction, that holding shall be effective only to the extent of such invalidity, illegally or unenforceability without invalidating or rendering illegal or unenforceable the remaining provisions hereof, and any such invalidity, illegally or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. It is the intent of the Parties that this Agreement be enforced to the fullest extent permitted by applicable law.

23.
Entire Agreement; Amendment. This Agreement (together with the Exhibits attached hereto which form an integral part of this Agreement) contains the entire understanding and agreement between Versadial and Jarden Plastic Solutions hereto with respect to the subject matter hereof, and supersedes all prior and/or concurrent understandings and agreements, arrangements, negotiations and understandings between Versadial and Jarden Plastic Solutions (whether written or oral) relating to such subject, all of which are merged herein. No covenants, representations, warranties or conditions, express or implied, whether by statute or otherwise, other than as set forth in this Agreement have been made by Versadial or Jarden Plastic Solutions. This Agreement may not be amended, modified, discharged other than by an instrument in writing executed by each of the Parties hereto. Each Party has been represented by competent legal counsel of its choosing in connection with its negotiation of this Agreement, and therefore, this Agreement shall be interpreted and construed as if it were drafted jointly by the Parties.

24.
Assignment. This Agreement is not for the benefit of any third party (other than the indemnities of a Party) and shall not be deemed to give any right or remedy to any such third party whether or not referred to in this Agreement. Neither Jarden Plastic Solutions nor Versadial will have the right to assign the Agreement without the prior written consent of the other Party hereto. Subject to the foregoing, this Agreement shall be binding upon, and inure to the benefit, of the Parties, their successors (by merger, consolidation or other similar transaction or a purchaser of all of the stock or other equity interests or assets of a Party) and permitted assigns.

25.	Ambiguities. Ambiguities, if any, in the Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.

26.
Agency and Joint Venture. The Agreement does not in any way create the relationship of principal and agent, joint venture or partnership between the Parties or any other form of association which would impose on any Party liability for the act or failure to act of the other Party or Parties; and under no circumstances shall one Party be considered to be the agent of the other Party. Neither Party shall act or attempt to act, or represent itself, directly or by implication, as an agent of the other Party or in any manner assume or create, or attempt to assume or create, any obligation on behalf of, or in the name of, the other Party.

27.	Regulatory Requirements - Manufacturing Regulatory Matters.

(a)
Versadial shall notify Jarden Plastic Solutions of any material matter related to the FDA and other relevant regulatory authorities and the Products and promptly furnish complete copies of such reports to Jarden Plastic Solutions in the English language. Versadial also shall advise Jarden Plastic Solutions of any occurrence or information that arises out of Versadial’s manufacturing activities which have adverse regulatory compliance and/or reporting consequences concerning a Product.

(b)
Versadial shall be responsible for handling and responding to any appropriate governmental agency inspections with respect to the Products during the Term of the Agreement. Jarden Plastic Solutions shall use commercially reasonable efforts to provide to Versadial any information requested by any governmental agency in connection with any governmental inspection related to Products where legally permissible and practicable (as reasonably determined by Versadial based upon consultation with Versadial’s legal counsel). Versadial shall use commercially reasonable efforts to promptly advise Jarden Plastic Solutions of any requests by any governmental agency for such inspections with respect to manufacturing of Products where legally permissible and practicable (as reasonably determined by Versadial based upon consultation with Versadial’s legal counsel).

28.
Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of the Agreement.

29.
Full Cooperation. Versadial shall provide immediate assistance to Jarden Plastic Solutions in responding to any inquiry or observation from any governmental agency, and will promptly investigate and respond to any allegation the Product is improperly designed or has failed to perform properly.

30.
Governing Law. The Agreement shall be deemed to have been made in New York, New York, and shall be governed by and construed in accordance with the laws of the State of New York, U.S.A. without regard to the conflict of laws principles which would result in the application of the substantive law of another jurisdiction.

31.
Arbitration. Any dispute or disputes arising between the Parties out of or in connection with this Agreement (including its interpretation, closing, execution, binding effect, amendment, breach, termination or enforcement) and which cannot be settled through correspondence and mutual good faith consultation of the Parties hereto, shall be finally settled by binding arbitration to be conducted in New York, New York, in accordance with the rules and procedure of the American Arbitration Association (the “AAA”) by a sole arbitrator, if the Parties agree on a sole arbitrator, or by three (3) arbitrators in all other instances if they can not so agree. The arbitration or arbitrators, as applicable, shall be chosen in accordance with the procedures of the AAA. The award in any such arbitration shall be conclusive and binding upon the Parties and not subject to judicial review. Judgment upon the Award or decision rendered by the arbitrator(s) may be made to any court of competent jurisdiction for a judicial recognition of the award or an order of enforcement thereof, as the case may be. The arbitrator[s] shall be authorized to award fees and expenses (including without limitation of the costs of the arbitration any attorneys’ fees and expenses) to the Party that prevails in the arbitration.

32.
Injunctive Relief. Notwithstanding the provisions of Section 31 hereof, preliminary injunctions, temporary restraining orders and/or any similar kind of temporary relief actions, or actions for equitable relief to the extent contemplated hereby shall not be resolved by arbitration pursuant to Section 31 hereof, but instead shall be resolved, and subject to the exclusive jurisdiction of, in any court of competent jurisdiction. If furtherance of the foregoing, the Parties hereby consents to the jurisdiction of the Federal District Court for the Southern District of New York and the courts of the State of New York located in New York County and agrees not to contest the jurisdiction of such courts or to assert the venue in such courts is improper or inconvenient.

33.
Effectiveness. In addition to the requirements of Section 34 hereof, this Agreement shall only be effective if concurrently with the execution and delivery of this Agreement, (x) the Parties execute and deliver the Amortization Agreement and (y) JPS, Sea Change Group LLC, a New York limited liability company, and Mr. Gerhard Brugger execute and deliver the Agreement, in the form thereof attached hereto as Schedule G.

34.
Headings; Counterparts, etc. The section headings contained in this Agreement are inserted for reference purposes only and shall not affect in any way the meaning, construction or interpretation of this Agreement. Any reference to the masculine, feminine, or neuter gender shall be a reference to such other gender as is appropriate. References to the singular shall include the plural and vice versa. This Agreement may be executed in two (2) or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, and all of which, when taken together, shall constitute one and the same document. This Agreement may be executed by facsimile signature which shall constitute a legal and valid signature for purposes hereof. Any reliable reproduction of this Agreement by reliable means shall be considered an original of this Agreement

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed by an authorized representative as of the day and year first written above.

Alltrista Plastics Corporation d/b/a Jarden Plastics Solutions	Innopump Inc., d/b/a Versadial

By: /s/ Chuck Villa	By: /s/Geoffrey Donaldson
Name: Chuck Villa	Name: Geoffrey Donaldson
Title: President	Title: President/CEO
Date: 4/20/07	Date: 4/27/07

[Schedules excluded as they only contain confidential pricing information.]